Exhibit 2(1)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

CORPUS CHRISTI DIVISION

IN RE:	§
§
SATX, INC.,	§	CASE NO. 02-20829
	§	(Chapter 11)
Debtor.	§

FIRST AMENDED PLAN OF REORGANIZATION PROPOSED BY DEBTOR

Jesse Blanco
P.O. Box 680875
San Antonio, Texas 78268
Telephone	210.509.6925
Facsimile	210.509.6903
E-mail	jesseblanco@sbcglobal.net

ATTORNEY FOR SATX, INC.
DEBTOR AND DEBTOR-IN-POSSESSION

DATED:

September 27, 2002

THIS FIRST AMENDED PLAN OF REORGANIZATION (the “Plan”) is proposed by, SATX, Inc., (“SATX”), a Nevada corporation, (hereinafter referred to as “Debtor” unless otherwise specified) pursuant to Section 1121(a), title 11, United States Code, for the resolution of Debtor’s outstanding creditor claims and equity interests.

ARTICLE 1. INTRODUCTION

Prior to the filing of the petition for relief, Lilly Beter Capital Group, Ltd. (“LBCG”), and the Debtor entered into an agreement to fund all operating expenses and legal fees during the process to reorganize the Debtor. If during the process of confirming the plan any class objects to the plan and invokes the absolute priority rule, the Debtor agreed to cancel all outstanding shares and re-issue them all to LBCG, who in turn would cause said shares to be re-issued to all current shareholders as new, post-confirmation certificates for their old shares on a one-for-one ratio.

The treatment afforded LBCG under Article 10 hereof is predicated upon the commitment of their continued investment in the Debtor for post-confirmation operations until its cash flow from operations is sufficient to sustain its own operations.

ARTICLE 2. DEFINITIONS

As used in the Plan, the following terms shall have the respective meanings specified below:

2.1.                              Administration Claimant: Any person entitled to payment of an Administration Expense.

2.2.                              Administration Expense: Any cost or expense of administration of the chapter 11 case entitled to priority under Section 507(a)(1) and allowed under Section 503(b) of the Code, including without limitation, any actual and necessary expenses of preserving the Debtor’s estate, and actual and necessary expenses of operating the business of the Debtor, any indebtedness or obligations incurred by or assessed against the Debtor-in-Possession in connection with the conduct of its business, or for the acquisition or lease of property or for providing of services to the Debtor in Possession, and allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under the Bankruptcy Code, and any fees or charges assessed against any of the Debtor’s estates under Chapter 123, Title 28, United States Code.

2.3.                              Allowed Claim or Allowed Equity Interest: Any claim against or Equity Interest in the Debtor, proof of which was filed on or before the last date designated by the Bankruptcy Court as the last date for filing proofs of claims or equity interest or, if no proof of claim or equity interest is filed which has been or hereafter is listed by the Debtor as liquidated in amount and not disputed or contingent and, in either case, a Claim or Equity Interest as to which no objection to the allowance thereof has been interposed or such Claim or Equity Interest has been allowed in whole or in part by a Final Order. Unless otherwise specified in the Plan, “Allowed Claim” shall not, for the purposes of computation or Distributions under the Plan, include post-petition interest on the amount of such Claim.

2.4.                              Allowed Priority Tax Claim: A Priority Tax Claim to the extent that it is or has become an Allowed Claim, which in any event shall be reduced by the amount of any offsets, credits, or refunds to which the Debtor or Debtor-in-Possession shall be entitled on the Confirmation Date.

2.5.                              Allowed Unsecured Claim: An Unsecured Claim to the extent it is, or has become, an Allowed Claim.

2.6.                              Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended and codified as Title 11, United States Code.

2.7.                              Bankruptcy Court: The unit of the United States District Court for the Southern District of Texas, Corpus Christi Division, having jurisdiction over the chapter 11 case, or in the event such court ceases to exercise jurisdiction over the chapter 11 case, such court or adjunct thereof that exercises jurisdiction over these chapter 11 cases in lieu of the United States Bankruptcy Court for the Southern District of Texas.

2.8.                              Bankruptcy Rules: The Rules of Bankruptcy Procedure as amended, as applicable to the chapter 11 case.

2.9.                              Cash: Cash, cash equivalents and other readily marketable securities or instruments issued by a person other than Debtor, including, without limitation, readily marketable direct obligations of the United States of America, certificates of deposit issued by banks and commercial paper of any entity, including interest accrued or earned thereon.

2.10.                        Chapter 11 Case: The case under chapter 11 of the United States Bankruptcy Code in which SATX is the Debtor-in-Possession.

2.11.                        Claim: Any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or any right to an equitable remedy for future performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, disputed, undisputed, secured or unsecured.

2.12.                        Committee: Any Committee of Creditors appointed by the United States Trustee in the chapter 11 case pursuant to Section 1102 of the Bankruptcy Code.

2.13.                        Confirmation Date: The Date upon which the Bankruptcy Court shall enter the Confirmation Order; provided however, that if on motion the Confirmation Order or consummation of the Plan is stayed pending appeal, then the Confirmation Date shall be the entry of the Final Order vacating such stay or the date on which such stay expires and is no longer in effect.

2.14.                        Confirmation Order: An order of the Bankruptcy Court or any amendment thereto confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

2.15.                        Creditor: Any person that has a Claim against the Debtor that arose on or before the Petition Date.

2.16.                        Debtor-in-Possession: SATX, as Debtor in Possession.

2.17.                        Debtor: SATX, the company that is the Debtor under this chapter 11 case.

2.18.                        Distributions: The property required by the Plan to be distributed to the holders of Allowed Claims, Allowed Equity Interests and Allowed Preferred Equity Interests.

2.19.                        Effective Date: The eleventh day after the Confirmation Date.

2.20.                        Equity Interest: Any interest in the Debtor represented by ownership of Common Stock.

2.21.                        Final Order: An order or judgment of the Bankruptcy Court which has not been reversed, stayed, modified or amended and as to which (a) any appeal that has been taken has been finally determined or dismissed, or (b) the time for appeal has expired and no notice of appeal has been filed.

2.22.                        Petition Date: March 22, 2002, the date of filing of the voluntary petition for relief by SATX.

2.23.                        Plan: This Plan of Reorganization, either in its present form or as it may be altered, amended, or modified from time to time.

2.24.                        Priority Non–Tax Claim: Any claim other than Administrative Expense or a Priority Tax Claim to the extent entitled to priority and payment under Section 507(a) of the Bankruptcy Code.

2.25.                        Priority Tax Claim: Any Claim entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

2.26                           SATX, Inc.: A Nevada corporation and the Debtor in this chapter 11 case.

2.27.                        Schedules: Schedules and Statement of Affairs, as amended, filed by the Debtor with the Bankruptcy Court listing liabilities and assets.

2.28.                        Unsecured Creditor: Any Creditor that holds a Claim which is not a Secured Claim.

ARTICLE 3. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

Claims and Equity Interests are classified as follows:

3.1.                              Class 1    Priority Non-Tax Claims.

3.2.                              Class 2 – Priority Tax Claims.

3.3.                              Class 3 – Allowed Unsecured Claims.

3.4.                              Class 4 – Allowed Litigation Claims.

3.5.                              Class 5 – Allowed Equity Interests.

ARTICLE 4. PROVISIONS FOR PAYMENT OF

ADMINISTRATION EXPENSES CLAIM

(UNCLASSED)

4.1.                              100% Payment. On the Effective Date, each Allowed Administration Expense Claim shall be paid in full in Cash or upon such other terms as may be agreed upon by and between any Administration Claimant and the Debtor.

4.2.                              Bar Date for Fee Claim. The Confirmation Order shall provide a bar date for filing of claims by those entities asserting claims for compensation under Sections 330 and/or 503 of the Bankruptcy Code.

ARTICLE 5. PROVISIONS FOR TREATMENT OF

PRIORITY NON-TAX CLAIMS

(CLASS 1)

5.1.                              Payment: Thirty days after the Effective Date, each Allowed Class 1 Priority Non–Tax Claim shall be paid in full with shares of new Class B stock on a one share per dollar owed or upon such other terms as may be agreed upon by and between any Priority Non-Tax Claimant and the Debtor.

5.2                                 The Debtor is attempting to collect a $421,000 promissory note executed by a company that filed a petition for relief under chapter 7 but which was guaranteed by an individual. SATX makes no representations regarding whether the collection will be successful other than to state that the probability of success in collecting the debt seems dubious at best. But, if SATX is successful in collecting the $421,000, all creditors holders of Class 1 claims will be offered an option of redeeming up to ten percent of the shares of stock distributed under the Plan of Reorganization on a $1.00 per share basis.

ARTICLE 6. PROVISIONS FOR TREATMENT OF

PRIORITY TAX CLAIMS

(CLASS 2)

Payment: Each Priority Tax Claimant shall be paid 100% of its Allowed Priority Tax Claim in cash and in full on the Effective Date.

ARTICLE 7. PROVISIONS FOR TREATMENT OF
ALLOWED UNSECURED CLAIMS
(CLASS 3)

7.1.                              Payment: Thirty days after the Effective Date, each Class 3 Allowed Unsecured Claim shall be paid in full with shares of new Class B stock on a one share per dollar owed or upon such other terms as may be agreed upon by and between any Unsecured Claimant and the Debtor.

7.2                                 The Debtor is attempting to collect on a $421,000 promissory note executed by a company that has filed a petition for relief under chapter 7 but which was guaranteed by an individual. SATX makes no representations regarding whether the collection will be successful other than to state that the collection seems dubious at best. But, if SATX is successful in collecting the $421,000, all creditors holders of Class 3 claims will be offered an option of redeeming up to ten percent of the shares of stock distributed under the Plan of Reorganization on a $1.00 per share basis.

ARTICLE 8. PROVISIONS FOR TREATMENT OF
ALLOWED LITIGATION CLAIMS
(CLASS 4)

8.1                                 Payment: Thirty days after the Effective Date, each Class 4 Allowed Litigation Claim shall be paid in full with shares of new Class B stock on a one share per dollar owed or upon such other terms as may be agreed upon by and between any Unsecured Claimant and the Debtor.

8.2                                 The Debtor is attempting to collect on a $421,000 promissory note executed by a company that has filed a petition for relief under chapter 7 but which was guaranteed by an individual. SATX makes no representations regarding whether the collection will be successful other than to state that the collection seems dubious at best. But, if SATX is successful in collecting the $421,000, all creditors holders of Class 4 claims will be offered an option of redeeming up to ten percent of the shares of stock distributed under the Plan of Reorganization on a $1.00 per share basis.

ARTICLE 9. PROVISIONS FOR TREATMENT OF
ALLOWED EQUITY INTERESTS
(CLASS 5)

9.1.                              If the Primary Plan is approved as proposed, the current shareholder shall retain all of their shares.

9.2                                 If the Primary is not approved but the Alternate Plan is approved, on the Effective Date all the shares of the current shareholders will be cancelled and be re-issued to LBCG for the money expended by LBCG to reorganize the Debtor, including paying all operating expenses and legal fees. LBCG in turn will cause to be issued from their shares to all current shareholders new, post-confirmation certificate for their old shares on a one-for-one ratio subject to all the same privileges and restrictions that were attached to the shares they held prior to the cancellation and re-issuance.

ARTICLE 10. PROVISIONS FOR TREATMENT OF

LILLY BETER CAPITAL GROUP, LTD.

10.1.                        In the event that one or more classes of impaired claims does not approve the Plan by the requisite vote, and the Plan is not confirmed, the Plan shall be automatically deemed to be amended as described in Article 12 below, and the Debtor shall seek confirmation of the Plan, as amended (the “Amended Plan”), pursuant to the provisions of Section 1129(b) of the Bankruptcy Code and all the shares of the current shareholders will be cancelled and be re-issued to Lilly Beter Capital Group, Ltd. (“LBCG”) for the money expended by LBCG to reorganize the Debtor, including paying all operating expenses and legal fees. LBCG in turn will cause to be issued from their shares to all current shareholders new, post-confirmation certificates for their old shares on a one-for-one ratio.

10.2                           Further, LBCG has the right to purchase up to 90 million shares of SATX restricted common stock for one cent per share, and up to 250 million shares of SATX preferred stock for one cent per share for a period of thirty-six months after the Effective Date, and the right to convert the preferred stock to common.

ARTICLE 11. CRAMDOWN OF PRIMARY PLAN

11.1.                        In the event that one or more classes of impaired claims does not approve the Plan by the requisite vote, and the Plan is not confirmed, the Plan shall be automatically deemed to be amended as described in Article 12 below, and the Debtor shall seek confirmation of the Plan, as amended (the “Amended Plan”), pursuant to the provisions of Section 1129(b) of the Bankruptcy Code.

11.2                           All Distributions of SATX Common Stock reserved for Class 5 shall be distributed to LBCG in consideration for the funding described herein and LBCG in turn will cause to be issued from their shares to all current shareholders new, post-confirmation certificates for their old shares on a one-for-one ratio.

ARTICLE 12. ALTERNATIVE PLAN

12.1.                        In the event that, as of the Confirmation Date, one or more classes of impaired claims does not approve the Plan by the requisite vote, and the Plan is not confirmed, the Debtor, shall pursue confirmation of the Alternative Plan.

12.2.                        The treatment afforded the classes of claimants and interests under the Alternative Plan shall be the following:

Class 1 – same as Article 5.

Class 2 – same as Article 6.

Class 3 – same as Article 7.

Class 4 – same as Article 8.

Class 5 –  all the shares of the current shareholders will be cancelled and be re-issued to LBCG for the money expended by LBCG to reorganize the Debtor, including paying all operating expenses and legal fees. LBCG in turn will cause to be issued from their shares to all current shareholders new, post-confirmation certificate for their old shares on a one-for-one ratio subject to all the same privileges and restrictions that were attached to the shares they held prior to the cancellation and re-issuance.

ARTICLE 13. MEANS FOR EXECUTION OF THE PLAN

13.1. Primary Plan.

13.1.1                  On the Effective Date, cash payments shall be made to the holders of claims in Class 2 from funds provided by LBCG.

13.1.2                  Thirty days after the Effective Date the shares of stock to be issued to the creditors in Classes 1, 3, and 4 shall be subject to no restrictions and the stock held by Class 5 will be subject to the same privileges and restrictions that were attached to the shares they held prior to the filing of the petition for relief.

13.2.                        Alternative Plan.

13.2.1                  On the Effective Date, cash payments shall be made to the holders of claims in Class 2 from funds provided by LBCG.

13.2.2                  Thirty days after the Effective Date the certificates of the current shareholders will be cancelled and be re-issued to LBCG for the money expended by LBCG to reorganize the Debtor, including paying all operating expenses and legal fees. LBCG in turn will cause to be issued from their shares to all current shareholders new, post-confirmation certificates for their old shares on a one-for-one ratio. subject to all the same privileges and restrictions that were attached to the shares they held prior to the cancellation and re-issuance.

ARTICLE 14. PLANNED ACQUISITIONS AND EXPANSIONS

14.1                           Intelligent Medicine, Inc.

14.1.1                  If, and only if, the First Amended Plan as proposed by SATX is approved, SATX proposes to purchase 100% of all the outstanding and issued capital stock (10,000 shares – $0.01/par value) of Intelligent Medicine, Inc. (“IMED”). IMED, a Delaware Corporation, is a Houston, Texas based company originally founded in 1993. IMED operates within the healthcare technology industry specifically referred to as “telemedicine.” The cornerstone of IMED’s technology is a robust, proprietary, open architecture, telemedicine network combined with a complete line of efficiently integrated video teleconferencing, still image, voice, and data management systems offering a unique healthcare solution. This enables its healthcare clients to utilize IMED’s telemedicine network to deliver live and/or virtual, caregiver to patient or caregiver-to-caregiver medical consultation and/or treatment at the point of need. The service component consists of telemedicine networking, administration, transaction billing, and Internet connectivity. The company has an architecture that exceeds all of the HIPPA requirements for patient privacy. The architecture enables high throughput of secure medical information across low bandwidth connections. IMED has proposed this architecture to the US Army and will begin evaluation of its suitability for the military’s medical informatics applications. The Network links patients to doctors and doctors to doctors and clinics to hospitals. This provides healthcare providers with significant “real” dollar benefits, such as; reduced staffing requirements, increased care efficiency and productivity, and eliminated risk of technical obsolescence.

14.1.2                  The board of directors is Dr. R. J. Bono, Chairman, Joe Chirco, President and Director, Paul Keller, Vice President and Director, Maurice Stone Vice President and Director, Wyntress Ware, Director, Theodis Ware, Director, Dr. Jay Sanders, Director, Dr. David DiLoretto, Director, Eddie Austin, Legal Counsel and Director, and Dr. Darshan Wadhwa, Chief Financial Officer and Director.

14.1.3                  The purchase price for 100% of said shares will be 4,000,000 shares of SATX Class A stock. Further, IMED will be issued warrants to purchase for a period of thirty-six months starting the first day after the Effective Date:

i)                                         2,000,000 shares of SATX Class A stock at an exercise price of $0.30/share and upon the terms and conditions of the Warrant Agreement;

ii)                                      2,000,000 shares of SATX Class A stock at an exercise price of $0.50/share and upon the terms and conditions of the Warrant Agreement; and

iii)                                   1,500,000 shares of SATX Class A stock at an exercise price of $0.70/share and upon the terms and conditions of the Warrant Agreement.

14.1.4                  Additional Terms and Conditions.

i)                                         The SATX Compensation Committee will meet once per year for the specific purpose of awarding IMED 50,000 shares of S-8 stock, which will be given to various employees as performance awards. The IMED Board of Directors will decide who receives a performance award.

ii)                                      An operating option of 2,000,000 shares if IMED for any of the first two years starting the first day after the Effective Date of the SATX chapter 11 case, achieves $3,000,000.00 in revenues and $500,000.00 in net income before taxes.

iii)                                   Each of the principle employees, officers and directors, excluding outside directors of the IMED (collectively the “Shareholders”) shall give reasonable and normal representations, warranties and indemnities in a formal Stock Purchase Agreement to be entered into, with specific rights for misrepresentations or breaches of warranty. Further, each Shareholder shall enter into a Covenant Not to Compete whereby s/he shall agree not to compete directly or indirectly with SATX in the tele-medicine and support business in the United States and any other country or territory throughout the world where IMED is operating at the time of their separation from the company, for a period of five (5) years.

iv)                                  At Closing, the assets of IMED shall consist of at least the following:

A.                                   Contracts or letters of agreement with the University of Texas Health Science Center;

B.                                     Furniture, fixtures, tools and equipment (excluding personal effects of employees or shareholders) with a capitalized book cost of not less than $50,000;

v)                                     The formal Stock Purchase Agreement will provide that SATX’s obligation to consummate the transaction shall be expressly conditioned upon:

A.                                   All assets of IMED including, without limitation, the assets described in Paragraph O.1 (d) hereof, at Closing, being free and clear of any and all liens, security interests, encumbrances, claims, pledges, leases or other defects in title;

B.                                     All contracts of IMED being terminable by IMED without penalty, liability or recourse on thirty (30) or fewer days notice; and

C.                                     SATX’s having completed satisfactory due diligence and having obtained all consents and approvals required to consummate the transaction, including authorization from the SATX Board of Directors.

vi)                                  Prior to Closing, IMED shall conduct its business in the ordinary course, preserve unchanged its relationship with its suppliers and customers, maintain its relationship with suppliers and customers, preserve the organizational efficiency of its operations and continue to maintain the quality of its operations.

vii)                               IMED will be responsible for providing SATX copies of audited or unaudited financial statements for each of the last two years. The financial statements will be provided on the first day after the Effective Date of the SATX chapter 11 case to enable SATX to conduct an audit for the public company.

viii)                            If IMED is sold for $100,000,000.00 or more within ten years from the closing of this stock purchase, Dr. R. J. Bono will receive 5,000,000 shares of SATX restricted stock. Dr. Bono may choose from Class A, B, or C common or preferred, or any combination thereof for an aggregate of five million shares.

ix)                                    Dr. R. J. Bono will be offered a directorship on the SATX Board of Directors. If he accepts, he must notify SATX in writing.

x)                                       A SATX board member (to be determined at a later date) will be appointed to serve as a member of the IMED Board of Directors.

xi)                                    The current IMED shareholders may be responsible for any costs and expenses, including attorneys’ fees, in connection with the transaction contemplated hereby.

xii)                                 IMED and its current shareholders agree that they cannot solicit or accept offers for the acquisition of IMED’s assets or a sale of the IMED capital stock until approximately December 5, 2002.

14.1.5                  The stock purchase agreement to be entered into between SATX and IMED provides that the satx stock used for this purchase will be class a stock, restricted under rule 144 and to be held by imed for investment purposes only. Any subsequent offering of the shares of stock contemplated in this stock purchase agreement, or any other IMED shares to be offered to the public, will be registered or will rely on other SEC exemptions from registration.

14.2                           First Genesis, Inc.

14.2.1                  If, and only if, the Plan as proposed by SATX is approved, SATX proposes to purchase 100% of all the outstanding and issued capital stock of First Genesis, Inc., 100% of all the outstanding and issued capital stock of one wholly owned subsidiaries and a licensing agreement with another company called Gr8Alert, Inc. First Genesis, Inc. is a Delaware corporation that has authorized and issued 1000 shares of common stock with a one-dollar par value. The members of the board of directors are Ron Watty, Pascal Watty, Harold Woolfolk and Maurice Stone. For the past four years the company has been involved in the Information Technology Consulting business primarily in the Energy and Financial Industry. The company has developed an intellectual property called Global Application Framework, or GAFi®, which is a technology used in the health “Informatics” industry for managing patients’ medical records. The health Informatics business has developed into First Genesis’ primary business focus. First Genesis, Inc. is a holding company with one wholly owned subsidiary named First Genesis Professional Services, Inc., a Texas corporation. First Genesis Professional Services, Inc. holds a license resale agreement from ATRADE Investment Technologies, Inc. for technical analysis software called Gr8Alert. It is a trading application for technical analysis of the stock market. First Genesis Professional Services, Inc. owns the intellectual property known as GAF® or Global Application Framework that is used by First Genesis, Inc. in the health Informatics business.

14.2.2                  The members of the First Genesis Professional Services, Inc. board of directors are Ron Watty, Pascal Watty, Harold Woolfolk and Maurice Stone.

14.2.3                  The purchase price for 100% of said shares will be 4,000,000 shares of SATX Class A stock. Further, First Genesis, Inc. will be issued warrants to purchase for a period of twenty-four months starting the first day after the Effective Date:

1)                                      3,000,000 shares of SATX Class A stock at an exercise price of $0.30/share upon the terms and conditions of the Warrant Agreement, and

2)                                      1,875,000 shares of SATX Class A stock at an exercise price of $0.50/share upon the terms and conditions of the Warrant Agreement.

14.2.4                  Further, First Genesis, Inc. will also be issued warrants to purchase for a period of thirty-six months starting the first day after the Effective Date:

1)                                      1,875,000 shares of SATX Class A stock at an exercise price of $0.70/share upon the terms and conditions of the Warrant Agreement, and

2)                                      1,000,000 shares of SATX Class A stock at an exercise price of $1.00/share.

14.2.5                  Finally, First Genesis, Inc. will be granted an operating option of 2,000,000 share of SATX Class A stock if they, for any of the first two years starting the day after the Effective Date, achieve $5,000,000 in revenues and $300,000 in net income before taxes.

14.2.6                  Additional Terms and Conditions.

i)                                         SATX, with funds provided by LBCG, will deposit $200,000.00 into the First Genesis operating account(s) to pay for general operations, including, as necessary servicing two outstanding SBA bank notes totalling $350,000.00, but not for any accrued taxes or payroll.

ii)                                      The SATX Compensation Committee will meet once a year for the specific purpose of awarding First Genesis 50,000 shares of S-8 stock which will be given to various employees as performance awards. First Genesis Board of Directors will decide who receives a performance award.

iii)                                   Each of the principle employees, officers and directors excluding outside directors of First Genesis (collectively the “Shareholders”) shall give reasonable and normal representations, warranties and indemnities in a formal Stock Purchase Agreement to be entered into, with specific rights for misrepresentations or breaches of warranty. Further, each Shareholder shall enter into a Covenant Not to Compete whereby s/he shall agree not to compete directly or indirectly with SATX in the Health Informatics business in the United States and any other country or territory throughout the world where First Genesis is operating at the time of their separation from the company for a period of five years.

iv)                                  At Closing, the assets of the Company shall consist of at least the following:

A.                                   Global Application Framework (GAF® ) Software, and

B.                                     Furniture, fixtures, tools and equipment (excluding personal effects of employees or shareholders) with a capitalized book cost of not less than $60,000.00

v)                                     The formal Stock Purchase Agreement will provide that SATX’s obligation to consummate the transaction shall be expressly conditioned upon:

A.                                   All assets of First Genesis including, without limitation, the assets described in Paragraph O.2.(e) D  hereof, at Closing, being free and clear of any and all liens, security interests, encumbrances, claims, pledges, leases or other defects in title;

B.                                     All contracts of First Genesis being terminable by First Genesis without penalty, liability or recourse on thirty (30) or fewer days notice; and

C.                                     SATX’s having completed satisfactory due diligence and having obtained all consents and approvals required to consummate the transaction, including authorization from the SATX Board of Directors.

vi)                                  Prior to Closing, First Genesis shall conduct its business in the ordinary course, preserve unchanged its relationship with its suppliers and customers, maintain its relationship with suppliers and customers, preserve the organizational efficiency of its operations and continue to maintain the quality of its operations.

vii)                               First Genesis will be responsible for providing SATX copies of audited or unaudited financial statements for each of the last two years. The financial statements will be provided on the first day after the Effective Date of the SATX chapter 11 case to enable SATX to conduct an audit for the public company.

viii)                            Ron Watty will be offered a directorship on the SATX Board of Directors. If he accepts, he must notify SATX in writing.

ix)                                    A SATX board member (to be determined at a later date) will be appointed to serve as a member of the First Genesis Board of Directors.

x)                                       The following salaries, with an employment agreement, will be offered:

A.	Ron Watty	$120,000/year

B.	Pascal Watty	95,000/year

xi)                                    The current First Genesis shareholders may be responsible for any costs and expenses, including attorneys’ fees, in connection with the transaction contemplated hereby.

xii)                                 First Genesis and its current shareholders agree that they cannot solicit or accept offers for the acquisition of First Genesis’ assets or a sale of the First Genesis capital stock until approximately December 5, 2002.

14.2.7                  The stock purchase agreement to be entered into between SATX and First Genesis provides that the satx stock used for this purchase will be class a stock, restricted under rule 144 and to be held by imed for investment purposes only. Any subsequent offering of the shares of stock contemplated in this stock purchase agreement, or any other First Genesis shares to be offered to the public, will be subject to full SEC regulations.

14.3                           Iceberg Oil and Gas, Inc.

14.3.1                  If, and only if, the Plan as proposed by SATX is approved, SATX proposes to form a wholly owned Delaware subsidiary, Iceberg Oil and Gas, Inc. The Company will purchase certain oil and natural gas platforms with existing proved reserves. The Company will target acquisitions from owners that are currently in a distressed situation. The Company where possible will acquire developed properties, aggressively manage and exploit all properties, and use technological expertise to develop reserves.

14.3.2                  The President will be Garry McHenry and the Secretary & Treasurer will be Celso B. Suarez, Jr.

14.4                           High Yield Financial, Inc.

14.4.1                  If, and only if, the Plan as proposed by SATX is approved, SATX proposes to form a wholly owned subsidiary, High Yield Financial, Inc. High Yield Financial, Inc. will be a SATX wholly owned Delaware subsidiary. The Company will be in the business of purchasing high yield, low grade defunct credit risks of mortgages, more commonly known as “non performing bond pools.” The Company will buy the bond pools at an average approximate price of between 33 to 65 cents on the dollar, but at  times may pay from prices lower than 33 cents and/or higher than 65 cents, depending on the pool that is purchased. The Company intends to buy the pools, repackage the performing bonds and sell them.  The Company will take the non-performing bonds and sell the assets that were used to securitize each bond.

14.4.2                  The President will be Garry McHenry, and the Secretary & Treasurer will be Celso B. Suarez, Jr.

14.5                           For any new acquisitions/projects consummated by LBCG, Dr. R. J. Bono will be paid a commission by LBCG.

ARTICLE 15. PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS

15.1                           Debtor and any party in interest shall have the authority to object to and contest the allowance of any Claims filed with the Bankruptcy Court in respect of any Claims listed as disputed, contingent or unliquidated on the Debtor’s Schedules, except claims otherwise treated by the Plan or previously allowed or disallowed by Final Order of the Bankruptcy Court.

15.2.                        Upon final resolution of the amount for any disputed claims, claim holders shall be paid  in shares of Class B stock at a ratio of one share per dollar of allowed claim thirty days after the Effective Date for the amount of their final allowed claim.

ARTICLE 16. ACCEPTANCE OR REJECTION OF FIRST AMENDED PLAN:

EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS

16.1.                        Impaired Classes to Vote. Each impaired class of Creditors with Claims against any of the Debtor’s estate shall be entitled to vote separately to accept or reject the First Amended Plan.

16.2                           Vote on Alternative Plan. Pursuant to Rule 3018(c) of the Rules of Bankruptcy Procedure, each impaired creditor shall vote, by single ballot, to accept or reject the Primary Plan and, in addition, vote on the Alternative Plan. The vote on the Alternative Plan shall be operative only in the event that the Primary Plan is not approved by the creditors.

16.3                           Acceptance by Class of Creditors. A Class of Creditors shall have accepted the First Amended Plan if the First Amended Plan is accepted by at least 2/3 in amount and more than 1/2 in number of the Allowed Claims of such class that have accepted or rejected the First Amended Plan.

16.4                           Cramdown. In the event that any impaired class of Creditors with Claims against any of the Debtor’s estate fails to accept the First Plan in accordance with Section 1129(a) of the Bankruptcy Code, the Debtor shall request the Bankruptcy Court to confirm the First Amended Plan in accordance with Section 1129(b) of the Bankruptcy Code.

ARTICLE 17. IDENTIFICATION OF CLAIMS AND EQUITY INTERESTS

NOT IMPAIRED BY THE FIRST AMENDED PLAN

17.1                           Unimpaired Classes. Claims of class 2 are not impaired under the First Amended Plan or the Alternative Plan.

17.2                           Impaired Classes to Vote on First Amended Plan. The Claims in classes specified in Classes 1, 3, 4 and 5 of the First Amended Plan are impaired and therefore entitled to accept or reject the First Amended Plan or the Alternative Plan. A class of claims is impaired when a plan does not leave unaltered the legal, equitable, and contractual rights to a claim. Shareholder interests are also impaired when their legal and equitable interests are not left unaltered.

17.3                           Controversy Concerning Impairment. In the event of a controversy as to whether any Creditors or holders of Equity Interest or class of Creditors or class of holders of Equity Interest are impaired under the First Amended Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

ARTICLE 18. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

18.1                           Assumption of Executory Contracts Under the Primary Plan. In the event of the Confirmation of the Primary Plan, any executory contracts or unexpired leases not rejected by the Debtor with the Bankruptcy Court prior to the Confirmation Date or which are not the subject of a motion to reject the same pending as of the Confirmation Date shall be deemed to have been assumed by the Debtor upon the Confirmation Date, in accordance with Section 365 of the Bankruptcy Code.

18.2                           Assumption of Executory Contracts Under the Alternative Plan. In the event of the rejection of the Primary Plan, any executory contracts or unexpired leases not rejected by the Debtor with the Bankruptcy Court prior to the Confirmation Date or which are not the subject of a motion to reject the same pending as of the Confirmation Date shall be deemed to have been assumed by the Debtor upon the Confirmation Date, in accordance with Section 365 of the Bankruptcy Code.

ARTICLE 19. PROVISIONS COVERING DISTRIBUTIONS

19.1.                        Payments Made On The Effective Date. Payments  to be made by the Debtor shall be made on the Effective Date, except as otherwise provided for in the First Amended Plan, or as may be ordered by the Bankruptcy Court.

19.2.                        Method of Payment. Payments to be made by the Debtor pursuant to the First Amended Plan shall be made by funds provided by LBCG with a check drawn on a domestic bank or by wire transfer from a domestic bank.

19.3.                        Payment to be Made by the Debtor. Distributions to be made to Creditors and Equity Interests under the First Amended Plan shall be made by the Debtor.

ARTICLE 20. PROCEDURES FOR RESOLVING DISPUTED CLAIMS

AND DISPUTED EQUITY INTERESTS

20.1.                        Bar Date for Objections to Claims. Unless otherwise ordered by the Court, after notice and a hearing, objections to Claims and Equity Interest shall be made and filed by the Debtor or any party in interest and shall be served upon each holder of each of the Claims and Equity Interests to which objections are made (and upon the Debtor’s attorney if the Debtor is not the objecting party) and filed with the Bankruptcy Court as soon as practicable, but in no event later than 90 days subsequent to the Effective Date.

20.2.                        Prosecution of Objections to Claims. The objecting party shall litigate to judgment, settle or withdraw objections to Disputed Claims and Disputed Equity Interests.

ARTICLE 21. COMMITTEES

Termination. On the Confirmation Date, all Committees then in existence shall terminate.

ARTICLE 22. CHANGE OF CORPORATE DOMICILE/ARTICLES

OF INCORPORATION AND BY-LAWS OF THE DEBTOR

Approval of Amendments to Articles of Incorporation and Bylaws. The Confirmation Order shall provide authorization for the amendment/implementation of the Articles of Incorporation and Bylaws of the reorganized Debtor to provide, consistent with Nevada law, the limitation of liability and indemnification of officers and directors and the restriction on transfer of shares, and such other changes necessary to effectuate other provisions of the First Amended Plan and Section 1123(a)(6)

of the Bankruptcy Code. Further, the Debtor is changing the name of the company to Peninsula Holdings Group, Ltd.

ARTICLE 23. PROVISIONS FOR EXECUTION AND

SUPERVISION OF THE FIRST AMENDED PLAN

23.1.                        Retention of Jurisdiction. The Bankruptcy Court shall retain and have exclusive jurisdiction over the chapter 11 case for the following purposes:

xiii)                              to determine any and all objections to the allowance of Claims or Equity Interests;

xiv)                             to determine any and all pending applications for the rejection or assumption of executory contracts or unexpired leases to which any of the Debtor is a party or with respect to which any may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

xv)                                to determine any and all applications, adversary proceedings and contested or litigated matters that may be pending on the Confirmation Date, except as provided in the Confirmation Order;

xvi)                             to consider any modifications of the Plan, any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

xvii)                          to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the First Amended Plan, to include disputes between classes of claimants under the First Amended Plan regarding allocations or payment of Distribution hereunder;

xviii)                       to consider and act on the compromise and settlement of any claim against or cause of action by or against the Debtor’s estate;

xix)                               to issue such orders in aid of execution of the First Amended Plan to the extent authorized by Section 1142 of the Bankruptcy Code; and

xx)                                  to determine such other matters which may be set forth in the Confirmation Order or which may arise in connection with the First Amended Plan or the Confirmation Order, including, but not limited to, extending deadlines and time limits provided in the First Amended Plan.

23.2.                        Amendment of First Amended Plan. The First Amended Plan may be amended by the Debtor before or after the Confirmation Date as provided in Section 1127 of the Bankruptcy Code.

ARTICLE 24. PROVISIONS FOR MANAGEMENT

24.1.                        Directors. If the First Amended Plan is confirmed, subject to the Bankruptcy Court’s approval under Bankruptcy Code § 1129(a)(5), Debtor shall retain the present directors as identified in the Disclosure Statement. The tenure and manner of selection of directors of SATX shall be as provided in the articles and bylaws.

24.2.                        Officers. If the First Amended Plan is confirmed, subject to the Bankruptcy Court’s approval under Bankruptcy Code § 1129(a)(5), the officers of the Debtor at the Confirmation Date, as identified in the Disclosure Statement, shall serve as officers of Debtor after the Confirmation Date. The articles and bylaws shall designate the officers of Debtor and shall specify the tenure of the individuals holding those offices.

24.3                           Garry McHenry will be paid a salary of $120,000 per year. No other compensation is to be paid to any other officers or directors.

24.4.                        Employment Contracts. Debtor may enter into employment contracts with its officers which shall only be operative if the First Amended Plan is confirmed.

ARTICLE 25. EVENTS OF DEFAULT

25.1.                        In the event that the Debtor defaults under the provisions of the First Amended Plan (as opposed to a default under documentation executed in implementing the terms of the First Amended Plan, which documents shall provide independent bases for relief), any creditor or party in interest desiring to assert such a default shall provide the Debtor with written notice of the alleged default. The Debtor shall have 30 days from receipt of the written notice in which to cure the default. Such notice shall be delivered by certified mail, return receipt requested to the attorneys for the Debtor at the address stated on the final page hereof. If the default is not cured, any creditor or party in interest may thereafter file and serve upon attorney for the Debtor a motion to compel compliance with applicable provisions of the First Amended Plan. The Bankruptcy Court, upon finding a material default, shall issue such orders compelling compliance with the pertinent provisions of the First Amended Plan.

ARTICLE 26. MISCELLANEOUS PROVISIONS

26.1.                        Discharge of Debtor. The rights afforded in the Plan and the treatment of all Creditors therein shall be in exchange for and in complete satisfaction, discharge and release of Claims or Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date against the Debtor and the Debtor-in-Possession or any of their assets or properties. Upon the Confirmation Date, in accordance with Section 1141 of the Bankruptcy Code, all such Claims or Equity Interests against the Debtor and the Debtor-in-Possession shall be satisfied, discharged and released in full. All Creditors and holders of Equity Interests shall be precluded from asserting against the Debtor or its assets or properties any other or further Claims based upon any acts or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

26.2.                        Title to Assets; Discharge of Liabilities. Except as otherwise provided by the First Amended Plan, on the Confirmation Date, title to all assets and properties dealt with by the First Amended Plan shall vest in the Debtor, as the case may be, in accordance with Section 1141 of the Bankruptcy Code, free and clear of all Claims and Equity Interests; and the order confirming the First Amended Plan shall be a judicial determination of discharge of the Debtor’s liabilities except as provided in the First Amended Plan.

26.3.                        Effect of Discharge on Rights Between Third Parties. If the First Amended Plan is confirmed, the provisions of the First Amended Plan will bind the Debtor and all Creditors and Equity Interest holders, whether or not they accept the First Amended Plan.

The distributions of consideration provided for in the First Amended Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests, including any Claim for interest after the date of filing of the Chapter 11 petition. On the Confirmation Date, all Creditors and existing Equity Interest holders shall be precluded from asserting any Claim against the Debtor or its assets or properties based upon any transaction or other activity of any kind that occurred prior to the Confirmation Date; provided, however, that nothing contained in the First Amended Plan will alter the legal, equitable and contractual right of the holder of any Claim or Equity Interest specifically designated as being unimpaired in the First Amended Plan, it being specifically intended that all such rights are to remain unaltered by the First Amended Plan.

26.4                           Description of Common Stock. SATX will issue four classes of securities authorized and available for distribution. They are:

850,000,000 Preferred Shares. No voting rights.

850,000,000 Class A common shares for current and future shareholders. These shares are accorded all voting rights generally available for corporate governance.

850,000,000 Class B common shares for current creditors. These shares are accorded all voting rights generally available for corporate governance.

850,000,000 Class C common shares for current creditors. These shares are accorded all voting rights generally available for corporate governance. They will be authorized but not  issued at this time pursuant to any provision of the First Amended Plan of Reorganization.

26.5                           All shares of stock will be tradable except as follows: all current holders of SATX Common Stock will have their shares of stock cancelled and new shares of Class A stock will be issued on a one-for-one ratio, on the Effective Date. Stockholders do not have preemptive rights or other rights to subscribe for additional shares, and the Common Stock of reorganized SATX are not subject to conversion or redemption. Each share of Common Stock of reorganized SATX are entitled to one vote. After confirmation, all voting power of reorganized SATX will reside in the holders of the Common Stock. Holders of Common Stock of reorganized SATX do not have cumulative voting rights in the election of directors. The Common Stock of reorganized SATX when issued as described herein, will be duly issued, fully paid and nonassessable.

26.7                           Shares of stock issued under Class B stock will be used to satisfy all claims against the Debtor except for unsecured priority tax claims. All holders of unsecured claims, except for unsecured priority tax claims, will be paid one share per dollar owed.

26.8                           Shares of stock issued under Class C stock will be authorized by not issued pursuant to any provisions of the First Amended Plan of Reorganization.

26.9                           The planned rescission of the Stock Purchase Agreement between SATX Total Telephone Concepts, Inc. as described in Debtor’s Original Plan of Reorganization has been cancelled. The parties to that Stock Purchase Agreement will retain all rights, privileges and contractual obligations agreed to under the original Stock Purchase Agreement and revert to the status quo ante.

26.10.                  Section Headings. The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

DATED:	September , 2002

		Respectfully submitted,

		SATX, Inc.

		/s/ Garry McHenry
		By: Garry McHenry, President

		/s/ Jesse Blanco
		Jesse Blanco
		P.O. Box 680875
		San Antonio, Texas 78268
		Telephone	210.509.6925
		Facsimile	210.509.6903
		E-mail	jesseblanco@sbcglobal.net
		ATTORNEY FOR SATX, INC.
		DEBTOR AND DEBTOR-IN-POSSESSION